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                                                                Exhibit 10.1


                                    AGREEMENT

         This agreement (the "AGREEMENT") dated as of May 24, 2005, is entered into by, between and among, Blair Corporation, a Delaware corporation (the "COMPANY") and Loeb Arbitrage Fund, a New York limited partnership, Loeb Arbitrage Management, a Delaware corporation, Loeb Partners Corporation, a Delaware corporation, Loeb Holding Corporation, a Maryland corporation, Loeb Offshore Fund, Ltd., a Cayman Islands exempted company, Loeb Offshore Management, LLC, a Delaware limited liability company, Loeb Marathon Fund, a Delaware limited partnership, Loeb Marathon Offshore Fund, Ltd., a Cayman Islands exempted company (each a member of, and who shall collectively be referred to as, "LOEB" and together with the Company, the "PARTIES").



                                    RECITALS


         WHEREAS, it is the Company's present intention to conduct a tender offer for the purchase of its common stock to commence within approximately 60 days provided it can reach certain agreements with Loeb regarding Loeb's sale of Company's common stock;

         WHEREAS, the Parties have negotiated to enter in this Agreement to provide for the orderly disposition of Loeb's holdings of the Company's common stock and the orderly governance of the Company going forward;

         NOW, THEREFORE, intending to be legally bound, and for, and in consideration of, the terms, conditions and mutual obligations set forth herein, including the performance by each of the Parties of their respective mutual and independent covenants, representations and obligations as set forth herein, and understanding the meaning and legal effect of entering into this Agreement, the Parties hereto stipulate, agree, warrant and represent as follows:



SECTION 1.  COMPANY TENDER OFFER AND STOCK DISPOSITION.

    (a) The Company agrees that it shall conduct a tender offer for the purchase of its common stock having an aggregate value of $185 million at a per share price of $42.00 to be commenced on or before August 1, 2005 (the "TENDER OFFER").

    (b) The Company confirms that it has received a commitment from the Board of Directors and senior management of the Company that they will not tender more than 25% of their holdings of the Company's common stock in the Tender Offer.

    (c) Loeb agrees that it will, and will ensure that its affiliates or associates shall, tender any and all shares of the Company's common stock , par value $.01, that it owns, directly or indirectly, beneficially or otherwise (the "LOEB'S COMMON STOCK"), in the Tender Offer.

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    (d)  Loeb agrees that it shall not dispose of Loeb's Common Stock in a block sale(s) (for the purpose of this Agreement "block sale" shall mean, a public or private sale, in a single or series of coordinated transaction(s), of a block of 100,000 or more shares of Company common stock) between the date first written above and the date upon which Loeb tenders Loeb's Common Stock in the Tender Offer. Loeb further agrees that following the close of the Tender Offer, to the extent it has identified, or been presented with, a third party that is willing and able to acquire, in a block sale(s), any proportion of, or all of, Loeb's Common Stock, the Company shall have a right of first refusal with respect thereto.

    (e) Loeb agrees that it shall not acquire any additional shares of the Company's common stock, directly or indirectly, beneficially or otherwise, for a period of 5 years commencing as of the date first written above (the "RESTRICTION PERIOD").


SECTION 2. STANDSTILL PROVISIONS. Loeb agrees that during the Restriction Period neither it nor any affiliate nor associate shall:

    (a) make any statement, proposal or offer, whether written or oral, to the Company's Board of Directors or to any director, officer or agent of the Company, or make any public announcement, proposal or offer with respect to an acquisition, merger (or other business combination), sale, transfer of the Company's assets, recapitalization, dividend, share repurchase, liquidation or other extraordinary corporate transaction with the Company or any other transaction that could result in a change of control of the Company; and Loeb commits not to solicit or encourage any other person to make such an announcement, statement, proposal or offer, or to take any action that might require the Company to make a public announcement regarding the possibility of any such transaction or similar transaction, and commits not to advise, assist or encourage any other person in connection with any of the foregoing.

    (b) initiate, encourage, participate in or engage in any proxy solicitation or contest or otherwise publicly oppose the Board of Directors of the Company.

    (c) initiate, encourage or propose any shareholder proposal regarding the Company.

    (d) disclose to any third party, or make any filing under the Securities Exchange Act of 1934, as amended, (the "EXCHANGE ACT") including, without limitation, under Section 13(d) thereof, disclosing, any intention, plan or arrangement inconsistent with any term or provision of this Agreement.

    (e) join, or in any way participate, in a "group" as that term is defined in the Exchange Act in connection with any action, plan, arrangement or objective prohibited by or inconsistent with any term or provision of this Agreement.

    (f) seek to control the management, policies, affairs, actions, or business of the Company, including, without limitation, by taking any action to seek to obtain representation on the Company's Board of Directors.

    (g) have any communications with any of the Company's other shareholders, directors, officers, associates, employees, customers or suppliers regarding matters relating to


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         the Company that could reasonably be expected to, or with an intention to, interfere with or otherwise adversely affect the operation of the Company and/or the Company's relationship with any of the aforementioned constituents of the Company.


SECTION 3. VOTING. Loeb agrees that it shall vote any and all shares of Loeb's Common Stock in favor of the position advocated by a majority of the Company's Board of Directors until such time as Loeb has completed the disposition of Loeb's Common Stock in accordance with the terms and provisions of this Agreement.


SECTION 4.  REPRESENTATIONS, WARRANTIES AND COVENANTS.

    (a) Representations of the Company. The Company represents, warrants and covenants to Loeb that: (i) the Company has full legal right, power and authority to enter into and perform this Agreement; (ii) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions, terms and conditions contemplated by this Agreement have been duly authorized by the Company; (iii) this Agreement constitutes a valid, binding and enforceable agreement of the Company; and (iv) the Company will use its best efforts to commence the Tender Offer within 60 days of the date first written above.

    (b) Representations of Loeb. Each member of Loeb, jointly and severally, represents, warrants and covenants to the Company that: (i) it has the full legal right, power and authority to enter into and perform this Agreement; (ii) the execution and delivery of this Agreement and the consummation of the transactions, terms, conditions, restrictions and limitations contemplated by this Agreement have been duly authorized by each member of Loeb; (iii) this Agreement constitutes a valid, binding and enforceable Agreement of each member of Loeb; (iv) Loeb owns, directly or indirectly, beneficially or otherwise, all of the Loeb's Common Stock, and except as otherwise indicated to the Company, none of Loeb, any member of Loeb or any affiliate or associate thereof owns any other Company common stock, directly or indirectly, beneficially or otherwise, or any rights or interests in any Company common stock; (v) no member of Loeb has any agreement, arrangement or understanding with any person including, without limitation, any possible shareholder proposal with respect to the Company, with respect to any possible solicitation of proxies for any matter with respect to the Company or with respect to any matter prohibited by Sections 1, 2 or 3 of this Agreement; (vi) it shall, and shall ensure that any and all affiliates, associates, directors, officers, partners (general or limited), members and principles of each member of Loeb, comply with and fulfill all of the obligations and restrictions that apply to Loeb pursuant to this Agreement; (vii) it will not request, directly or indirectly, a waiver or modification of any provision of this Agreement; and (viii) each member of Loeb hereby waives and releases any and all claims against the Company, its directors, officers and agents arising under this Agreement or otherwise, including, without limitation, any claim to terminate or suspend performance of this Agreement other than in accordance with Section 5.


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SECTION 5. NULLIFICATION. Either of the Parties to this Agreement may terminate this Agreement rendering it null, void and of no force or effect, if the Company fails for any reason to commence the Tender Offer. Notwithstanding the previous sentence, the Company may not terminate this Agreement, unless it has made a good faith effort to obtain the necessary financing and make the appropriate regulatory filings to commence the Tender Offer pursuant to the terms of this Agreement.

SECTION 6.  MISCELLANEOUS.

    (a) Specific Performance. The Company and each member of Loeb acknowledge and agree that irreparable damage would occur in the event that any provision, term, condition, representation, warranty, covenant or restriction were not performed or complied with in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled by law or equity.

    (b) Joint and Several Liability. Each member of Loeb shall be jointly and severally liable for any breach of this Agreement by any other member of Loeb.

    (c) Non-Disclosure. The Company agrees promptly to issue a press release announcing, among other things, the execution of this Agreement and the material non-public information contained herein. Except for the issuance of such press release, the Company and Loeb agree not to make (and Loeb agrees to ensure that its affiliates, associates, directors, officers, partners (general or limited), members and principals do not make) any disclosure with respect to this Agreement, the performance hereof or any matter covered hereby; provided that, neither the Company nor Loeb shall be restricted from making such disclosure if and to the extent it shall be advised by independent legal counsel that such disclosure is required by law or administrative regulation or by the regulations of the American Stock Exchange; provided however, that prior to such a disclosure, the disclosing party shall provide notice to the other party of such intention to disclose and the notice shall provide a reasoned legal analysis as to why such disclosure is required by law, administrative regulation or regulation of the American Stock Exchange.

    (d) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

    (e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

    (f) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflicts of laws


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         principally that would require the application of any other law. Any action or proceeding seeking to enforce any provision of, or based on any claims for equitable relief arising out of this Agreement may be brought against any of the Parties only in the federal or state courts of Delaware and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

    (g) Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the matters covered hereby and this Agreement may be amended only by an agreement in writing executed by the Parties hereto.

    (h) Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and be effective (a) when personally delivered on a business day during normal business hours at the address designated below; or (b)on the business day following the date of mailing by overnight courier, fully prepaid, addressed to such address.


            i.   Notice to the Company:

                           220 Hickory Street
                           Warren, Pennsylvania 16366-0001
                           Attention:

            ii.  Notice to Loeb:

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         IN WITNESS, WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

BLAIR CORPORATION

By:  /s/ CRAIG N. JOHNSON
     ---------------------------------------------------------
Name:  Craig N. Johnson
Title: Board Chairman

LOEB ARBITRAGE FUND

By:  /s/ GIDEON J. KING
     ---------------------------------------------------------
Name: Gideon J. King
Title: President, General Partner

LOEB ARBITRAGE MANAGEMENT

By:  /s/ GIDEON J. KING
     ---------------------------------------------------------
Name: Gideon J. King
Title: President

LOEB PARTNERS CORPORATION

By:  /s/ GIDEON J. KING
     ---------------------------------------------------------
Name: Gideon J. King
Title: Executive Vice President

LOEB HOLDING CORPORATION

By:  /s/ GIDEON J. KING
     ---------------------------------------------------------
Name: Gideon J. King
Title: Officer

LOEB OFFSHORE FUND, LIMITED

By:  /s/ GIDEON J. KING
     ---------------------------------------------------------
Name: Gideon J. King
Title: Director

LOEB OFFSHORE MANAGEMENT, LLC

By:  /s/ GIDEON J. KING
     ---------------------------------------------------------
Name: Gideon J. King
Title: President


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LOEB MARATHON FUND

By:  /s/ GIDEON J. KING
     ---------------------------------------------------------
Name: Gideon J. King
Title: President, General Partner

LOEB MARATHON OFFSHORE FUND, LIMITED

By:  /s/ GIDEON J. KING
     ---------------------------------------------------------
Name: Gideon J. King
Title: Director